Exhibit 10.67

October 24, 2017

The Roberts Group, LLC

3680 Omao Road

Koloa, HI 96756

Attn: Shaun Roberts

Dear Shaun:

On behalf of KonaRed Corporation (the “Corporation”), I am pleased to offer you the following contractual arrangement which, if you accept it, shall govern your service-provider relationship with the Corporation for a 12-month period effective beginning on October 24, 2017 (the “Start Date”), as set forth below.

The contractual relationship here will in fact be with The Roberts Group, LLC, with Shaun Roberts as an express third-party beneficiary thereof. It shall be the responsibility of The Roberts Group to provide the consulting services of Shaun Roberts to the Corporation to fulfill the services obligations of this relationship. References to “you” in this letter agreement shall be read to refer to The Roberts Group, LLC and/or to Shaun Roberts, as the context may indicate.

On the Start Date, you (Shaun Roberts) shall cease to be a Corporation employee, shall resign from the position of Chief Executive Officer of the Corporation, shall be deemed to (without any “break in service”) immediately become a consultant to the Corporation and shall continue to serve on the Board of Directors as Chairman (with it being understood that as Chairman you shall be an officer of the Corporation as well as a director). You acknowledge that it is a condition to consummation of an investment in the Corporation by Kona Holdings I LLC and Kona Holdings II LLC that you and the Corporation (i) enter into this agreement to establish the terms and conditions of your consultancy following the Start Date and (ii) enter into the general release set forth on Attachment A attached hereto (the “Release”) with respect to any matters occurring prior to the Start Date.

1.     Position.

(a) You shall serve as a consultant to the Corporation for a 12-month period commencing from the Start Date, and you shall also have the titles of Founder and Chairman of the Board; as a consultant you will report to the Board of Directors of the Corporation. (It is understood that as Chairman you shall be an officer of the Corporation as well as a director.)

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Corporation. During the term of your consultancy, you further agree that you will devote a significant portion of your business time and attention to the business of the Corporation, the Corporation will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization which competes in any manner with the business of the Corporation, whether or not for compensation,

Shaun Roberts

October 24, 2017

without the prior written consent of the Corporation, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Corporation. Nothing in this Section 1 will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national securities exchange.

(c) In general, you will provide consulting services in the following areas: adherence to company mission/vision/compass; strategic planning and guidance of direction of the company; shareholder and investor relations; management and direction of Hawaii/Kona supply chain; representation of the Corporation as a representative on/Board Member of the Hawaii Coffee Association and the Kona Coffee Council; interaction with Hawaii market participants, including interacting with key sales associates, distributors/suppliers and securing/developing new supply contracts for coffee and coffee fruit; new product development/innovation; and development, management and direction of Connected Coffee Trading Co. distribution relationship.

2.     Compensation.

(a)     For the 12-month period commencing from the Start Date, you will be paid (in advance, monthly) a monthly consulting fee of $9,167, which is equivalent to $110,000 on an annualized basis (the “Base Consulting Fee”). You will be eligible for a cash bonus for such 12-month period as may be awarded by the Board of Directors in its discretion based upon your performance and the achievement of objectives established by the Board of Directors; your bonus target shall be 15% of Base Consulting Fee.

(b)     You will also be paid (in advance, monthly) a monthly office rent allowance of $900, which is equivalent to $10,800 on an annualized basis. You will also be paid (in advance, monthly) a monthly automobile allowance of $600, which is equivalent to $7,200 on an annualized basis.

(c)     You will also be paid on a calendar monthly basis a commission equal to 5% of all sales of Corporation products to Connected Coffee Trading Co. for distribution to China. This commission shall continue to be payable until 10 years after the termination of Shaun Roberts from all capacities as a service provider to the Corporation.

(d)     You are entitled to reimbursement of any documented business expenses for pre-approved travel (including airfare, lodging, meals, etc.). It is understood that overseas air travel shall be in business class.

(e)     If payments are made in advance for a given month hereunder but for any reason you do not serve as a consultant hereunder for the full month, a pro rata portion (based on the number of days not served) of such payments for such month shall be subject to clawback and shall be refunded by you.

3.     Stock Option Grants. The Corporation will recommend that its Board of Directors grant you (Shaun Roberts), from the “Management Incentive Pool,” a 10-year stock option to purchase 7,347,406 shares of the Corporation’s common stock (“Option Shares”) with an exercise price equal to

Shaun Roberts

October 24, 2017

the fair market value on the date of the grant and on the other terms and conditions set forth in the Stock Option Grant Notice / Option Agreement attached hereto as Attachment C.

4.     Accrued Compensation. It is mutually acknowledged that you (Shaun Roberts) are owed $81,900 of accrued but unpaid compensation from the Corporation for services through September 30, 2017. The Corporation and you (Shaun Roberts) agree that this amount shall be fully satisfied by payments of $20,475 cash (less applicable tax withholdings) on each of the date of this letter agreement and January 1, April 1 and July 1, 2018. In addition, the Corporation and you agree that the unpaid “bonus” compensation of $27,300 for services for the third quarter of 2017 shall be fully satisfied by a grant to you (Shaun Roberts) of a 10-year stock option to purchase 19.29 shares of Series B Preferred Stock of the Corporation (“Series B Option Shares”), with an exercise price equal to the fair market value of a share of Series B Preferred Stock on the date of the grant and on the other terms and conditions set forth in the Stock Option Grant Notice / Option Agreement attached hereto as Attachment D.

5.     Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and your commencement of consultancy with the Corporation is contingent upon the execution, and delivery to an officer of the Corporation, of the Corporation’s Consultant Confidential Information and Invention Assignment Agreement, a copy of which is attached as Attachment B for your review and execution (the “Confidentiality Agreement”), before or on the Start Date.

6.     At-Will Consultancy. Your consultancy with the Corporation will be on an “at will” basis, meaning that either you or the Corporation may terminate your consultancy at any time for any reason or no reason, without further obligation or liability (except as may be expressly set forth in Section 7 of this letter).

7.     Separation. In the event of any cessation of your consultancy, the Corporation shall pay you (i) any consulting fee earned and accrued but unpaid before termination, and (ii) any pre-approved, documented business expenses (of the type described in Section 2) incurred in accordance with the Corporation’s policies but not reimbursed as of the date of termination.

You shall not be entitled to any severance or separation benefits except under the following provisions:

In the event that you are terminated without Cause (as defined below) or resign with Good Reason (as defined below) before the first anniversary of the Start Date, then you shall be entitled to receive the following severance benefits (and no other): to receive continuation of your Base Consulting Fee and office rent and automobile allowances as in effect immediately before the termination date, paid on the same basis and at the same times as previously paid, through the first anniversary of the Start Date.

a.     As used herein, “Cause” means termination based on (i) your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving, fraud, dishonesty or willful misconduct (whether or not a felony); (ii) your refusal to follow the lawful and proper directives of the Board of Directors; (iii) your knowing and willful breach of this letter agreement or the Confidentiality Agreement;

Shaun Roberts

October 24, 2017

(iv) your actions that would be likely to materially discredit or cause substantial damage to the Corporation or its reputation; (v) your knowing and willful material breach of your duty of care (except in good faith) or your duties of trust or loyalty; (vi) your willful falsification of records or reports; (vii) your chronic absence from work for reasons other than illness; or (viii) your failure to enter into the Release or revocation of the Release;, provided, however, that for purposes of (ii), (iii), (iv), (v), (vi), (vii) or (viii), the Corporation will provide to you a written notice from the Board of Directors which describes the basis for the Board of Directors’ belief that you have not substantially satisfied your obligations to the Corporation and a reasonable opportunity to cure any such alleged deficiencies within 15 days if such deficiency can be cured. It is understand that mere poor performance or poor results does not constitute Cause.

b.     As used herein, “Good Reason” means the occurrence of any of the following circumstances, without your express consent: you resign due to (i) a material reduction during the term of this letter agreement of your title or authority, (ii) a material reduction during the term of this letter agreement in your consulting fee or allowances, or (iii) a change of the principal non-temporary location in which you are required to perform your services to any location other than Hawaii. In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after but within 30 days after the initiation of the item of Good Reason.

If so required to avoid any liability or tax under section 409A of the Internal Revenue Code, this Section 7 shall be deemed reformed to require payments only when and in the amounts necessary to avoid any liability or tax under section 409A of the Internal Revenue Code.

8.     No Conflicting Obligations. You understand and agree that by accepting this offer of consultancy, you represent to the Corporation that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your consultancy with the Corporation, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Corporation’s policies. You are not to bring with you to the Corporation, or use or disclose to any person associated with the Corporation, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Corporation does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9.     Arbitration. You and the Corporation agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your consultancy with the Corporation, including (but not limited to) claims against any future, current or former employee, director or agent of the Corporation, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

Shaun Roberts

October 24, 2017

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or its equivalent under the state law of the state in which the arbitration is conducted. The arbitration will take place in Orange County, California.

You and the Corporation will share the costs of arbitration equally, except that the Corporation will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Corporation and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) any other claims that an employer cannot, in accordance with applicable state law, require (either pursuant to an arbitration agreement or otherwise) an employee to arbitrate, or (c) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Corporation (whether or not arising under the Confidentiality Agreement).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

10.     Joint Liabilities. In view of the cessation of your employee status, the Corporation undertakes to use commercially reasonable efforts (up to re-establishment of commercial relationships, where not unreasonable to do so) to extricate you (Shaun Roberts) from all guaranties for or positions of joint contractual liability for Corporation commercial obligations (e.g., credit cards, real estate leases, etc.) within 3 months after the signing of this letter agreement.

11.     Renewal. This letter agreement shall automatically be renewed for an additional 1-year period (without any “break in service”) beginning on the first anniversary of the Start Date, on the same terms and conditions as set forth in this letter agreement (but with all dates pushed back by 1 year), unless one or both parties has, at least 45 days before the scheduled expiration date, sent a notice of nonrenewal to the other party. Any such renewal term would itself be automatically renewed in the same manner unless one or both parties has, at least 45 days before the scheduled new expiration date, sent a notice of nonrenewal to the other party; etc.

12.     Entire Agreement. This letter agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Corporation relating to your consultancy for the period commencing from the Start Date and supersedes all prior and contemporaneous agreements and discussions between us with regard to such subject matter. This

Shaun Roberts

October 24, 2017

letter agreement may not be modified or amended or waived except by a written agreement, signed by an officer of the Corporation. This letter agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Corporation’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours, KONARED CORPORATION By: /s/ Kyle Redfield Kyle Redfield, President	ACCEPTED AND AGREED: THE ROBERTS GROUP, LLC By: /s/ Shaun Roberts Shaun Roberts, Manager Date: 10/24/2017 AS AGREED: SHAUN ROBERTS /s/ Shaun Roberts Signature Date: 10/24/2017

Attachment A: General Release

Attachment B: Consultant Confidential Information and Invention Assignment Agreement

Attachment C: Stock Option Grant Notice / Option Agreement (Common Stock)

Attachment D: Stock Option Grant Notice / Option Agreement (Series B Preferred Stock)

Attachment A

General Release

1.     I, Shaun Roberts, for and in full consideration of the compensation, benefits and rights to be provided to me that are described in the consulting letter agreement (the “Consulting Agreement”) between KonaRed Corporation and my affiliated company The Roberts Group, LLC dated as of October 24, 2017 (the “Effective Date”), and as to which I would not be entitled but for giving the release set forth herein, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE KonaRed Corporation and each of its predecessors, subsidiaries, parents and affiliates, their officers, directors, parents, shareholders, partners, members, managers, employees and agents, and their respective predecessors, successors and assigns, heirs, executors and administrators (hereinafter collectively referred to as the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, torts, wrongs, suits, debts, claims and demands whatsoever (and whether known or unknown) at law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this General Release (“Release”) and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Employee Retirement Income Security Act of 1974 as amended, any law regarding discrimination, family leave or family care, any contracts between the Company and me, and any common law claims now or hereafter recognized and all claims for counsel fees and costs (collectively, the “Claims”) provided, however, that nothing in this Release is intended or will be construed to release any of my rights or benefits arising under or in respect of the Consulting Agreement after the Effective Date or any other agreement delivered in connection therewith.

2.     Notwithstanding anything in this Release to the contrary, this Release does not apply to actions, causes of actions, suits, debts, claims, demands or rights accruing or arising after its execution or to actions, causes of actions, suits, debts, claims, demands or rights that as a matter of law cannot be released in a Release such as this one; such things are expressly excluded from the definition of Claims. In addition, the following things are excluded from the definition of Claims and are not released hereby: regular salary accrued since the Corporation’s last regular payroll cutoff date(which will be paid to you on the next regularly scheduled payroll date), unreimbursed or un-submitted out-of-pocket expenses incurred on behalf of the Corporation (to the extent reasonable in amount and consistent with past practice, and subject to appropriate documentation), accrued paid-time-off in accordance with the Corporation’s paid-time-off policies, rights under all written stock ownership and stock option notices/agreements as reflected in the Corporation’s records, indemnification rights under the Corporation’s bylaws or written agreements, rights to remittal of withheld tax amounts for periods through the Effective Date, and accrued rights under the Corporation’s ERISA plans.

3.     I confirm the intention that the execution of this instrument will be effective as a bar to each and every Claim specified in this Release. In furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the California Civil Code and expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, if any, as well as those relating to any other claims hereinabove specified. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Having been so apprised, I nevertheless hereby voluntarily elect to and do waive the rights described in Civil Code Section 1542, and elect to assume all risks for claims that now exist in my favor, known or unknown.

4.     I acknowledge that I have no further Claims for wages or other compensation due me from the Company through the Effective Date. I further acknowledge that the Company has granted to me all leave rights, if any, to which I was or believed I was entitled during my employment and that my leave rights under the Family and Medical Leave Act, if applicable, the Company’s policies and any applicable state laws have been fully respected and honored by the Company.

5.     I agree, covenant and promise that I will not in any way communicate or disclose the terms of this Release to any person other than my immediate family, my attorney and my financial or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms.

6.     I acknowledge that by electing to accept the benefits provided pursuant to the Consulting Agreement I am being provided with benefits which are in addition to any amounts to which I otherwise would have been entitled.

7.     I hereby certify the following:

(a)     I have read the terms of this Release, and I understand its terms and effects, including the fact that I have agreed to release and forever discharge the Company from any legal obligation for Claims arising out of my employment relationship with the Company prior to the Effective Date;

(b)     I have signed this Release voluntarily and knowingly in exchange for the consideration described herein, which I acknowledge is adequate and satisfactory;

(c)     I have been advised by the Company, through this document, to consult with an attorney prior to signing this Release;

(d)     the Company has provided me with at least 21 days within which to consider whether to sign this Release, and I have agreed to sign it on the date indicated below after concluding that this Release is satisfactory to me;

(e)     I have the right to revoke this Release for a period of 7 days following the Release’s execution by giving written notice to:

KonaRed Corporation

1101 Via Callejon, Suite 200

San Clemente, CA 92673

(f)     neither the Company, nor any of its agents, affiliates, representative or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed the foregoing General Release on this 24th day of October, 2017.

EMPLOYEE Shaun Roberts

Attachment B

Consultant Confidential Information and Invention Assignment Agreement

[This form is designed to be used by an individual or entity engaged as a consultant by KonaRed Corporation. A new confidentiality agreement should be used every time a consultant changes the nature of his or her relationship with the Corporation, or after a break in the provision of services. If a consultant becomes an employee, the individual should sign the Employee form of CIIAA.]

KONARED CORPORATION

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming retained as a consultant (or my consulting relationship being continued) by KonaRed Corporation, a Nevada corporation (the “Corporation”), and in consideration of my consulting relationship with the Corporation and my receipt of the compensation now and hereafter paid to me by the Corporation, its parents and/or its subsidiaries (together, the “Corporation Group”; provided that where the context so indicates “Corporation Group” shall be read to refer to only the applicable one of the Corporation, its parents or its subsidiaries), I agree to the following:

1.     Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in a consulting relationship with, or (ii) in the duration of my consulting relationship with, the Corporation Group under any existing agreements between the Corporation Group and me, including but not limited to the consulting agreement entered into by and between the Corporation and me, dated October 24, 2017 (the “Consulting Agreement”), or under applicable law. Any consulting relationship between the Corporation and me, whether commenced before or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.     Confidential Information.

(a)     Corporation Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Corporation Group to the extent necessary to perform my obligations to the Corporation Group under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Corporation, any Confidential Information of the Corporation Group. I further agree not to make copies of such Confidential Information except as authorized by the Corporation. I understand that “Confidential Information” means any Corporation Group proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Corporation Group on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, algorithms, protocols, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Corporation Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Corporation Group’s business which is either information not known by actual or potential competitors of the Corporation or other third parties not under confidentiality obligations to the Corporation Group, or is otherwise proprietary information of the Corporation Group or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become made generally available through no wrongful act of mine or my disclosees or which was in or comes into my possession from a third party who was under no obligation to maintain the confidentiality of such information.

(b)     Prior Obligations. I represent that my performance of all terms of this Agreement as a consultant of the Corporation has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me before or after the commencement of the Relationship, and I will not disclose to the Corporation Group, or use, any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Corporation Group to use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to recruit or engage customers or service providers on behalf of the Corporation Group, or otherwise relate to or restrict my ability to perform any obligation I may have to the Corporation Group.

(c)     Third Party Information. I recognize that the Corporation Group has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Corporation Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Corporation consistent with the Corporation Group’s agreement with such third party.

3.     Inventions.

(a)     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, designs, improvements, and trade secrets which were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Corporation Group’s proposed businesses, products or research and development, and which are not assigned to the Corporation hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Corporation Group product, process or machine a Prior Invention owned by me or in which I have an interest, the Corporation Group is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation Group, and hereby assign to the Corporation, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, designs, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or author or reduce to practice, or cause to be conceived or developed or authored or reduced to practice, during the period of time in which I am employed by or a consultant of the Corporation (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made or authored by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my consultancy compensation, unless regulated otherwise by the mandatory law of the state of California.

(c)     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Corporation at all times. I agree not to remove such records from the Corporation’s place of business except as expressly permitted by Corporation policy which may, from time to time, be revised at the sole election of the Corporation for the purpose of furthering the Corporation’s business. I agree to return all such records (including any copies thereof) to the Corporation at the time of termination of the Relationship as provided for in Section 4.

(d)     Patent and Copyright Rights. I agree to assist the Corporation, or its designee, at its expense, in every proper way to secure the Corporation’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Corporation or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Corporation or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Corporation or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works, or other registrations covering Inventions or original works of authorship assigned to the Corporation or its designee as above, then I hereby irrevocably designate and appoint the Corporation and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Corporation or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Corporation or such designee.

4.     Corporation Property; Returning Corporation Group Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Corporation Group’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Corporation’s premises and owned by the Corporation Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Corporation Group personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Corporation (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, developed by me pursuant to the Relationship or otherwise belonging to the Corporation Group, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

5.     Notification to Other Parties. I hereby grant consent to notification by the Corporation to any other parties besides the Corporation with whom I maintain a consulting or employment relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6.     Solicitation of Employees, Consultants and Other Parties. I agree that during the Relationship and for a period of 24 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Corporation Group’s employees or consultants to terminate or diminish their relationship with the Corporation Group, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Corporation, either for myself or for any other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Corporation Group to attempt to negatively influence any of the Corporation Group’s clients or customers from purchasing Corporation Group products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Corporation Group.

7.     Representations and Covenants.

(a)     Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Corporation’s written request to do so.

(b)     Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Corporation. I represent that I do not presently perform or intend to perform, during the term of the Consulting Agreement, consulting or other services for, and I am not presently employed by and have no intention of being employed by, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Corporation Group’s products or services, or those products or services proposed or in development by the Corporation Group during the term of the Consulting Agreement (except for those companies, if any, listed on Exhibit C attached hereto). If, however, I decide to do so, I agree that, in advance of accepting such employment or agreeing to perform such services, I will promptly notify the Corporation in writing, specifying the organization with which I propose to consult, become employed by, or otherwise provide services to, and provide information sufficient to allow the Corporation to determine if such work would conflict with the interests of the Corporation Group or further services which the Corporation might request of me.

(c)     Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8.     General Provisions.

(a)     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Corporation and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

(c)     Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision. In the event that any court or government agency of competent jurisdiction determines that, notwithstanding the terms of the Consulting Agreement specifying my Relationship with the Corporation as that of an independent contractor, my provision of services to the Corporation is not as an independent contractor but instead as an employee under the applicable laws, then solely to the extent that such determination is applicable, references in this Agreement to the Relationship between me and the Corporation shall be interpreted to include an employment relationship, and this Agreement shall not be invalid and unenforceable but shall be read to the fullest extent as may be valid and enforceable under the applicable laws to carry out the intent and purpose of the Agreement.

(d)     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, including, in the event that Consultant is an entity, any successor entity, and will be for the benefit of the Corporation Group, the Corporation, its successors, and its assigns. The members of the Corporation Group besides the Corporation are express third-party beneficiaries of this Agreement.

(e)     Survival. The provisions of this Agreement shall survive the termination of the Relationship and/or the assignment of this Agreement by the Corporation to any successor in interest or other assignee.

(f)     Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Corporation Group irreparable harm, and therefore agree that the Corporation Group will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Corporation Group may have for a breach of this Agreement.

(g)     ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)     Use of First Person Form. The parties agree that if the consultant which is a party to this Agreement is an entity rather than an individual, then words such as “I,” “me” and “my” shall all be construed as referring to such entity, and not to any individual (although such entity shall be responsible for ensuring that the individuals connected with it do not do anything which would result in the entity breaching this Agreement.

[Signature Page Follows]

The parties have executed this (Consultant) Confidential Information and Invention Assignment Agreement on the respective dates set forth below:

KONARED CORPORATION	CONSULTANT:

By:

Name:
Signature of or for Consultant
Title:

Date:	Date:

Address:	Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 3; LIST OF RESTRICTIVE AGREEMENTS

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of or for Consultant:

Print Name of Consultant:

Date:

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to KonaRed Corporation, its subsidiaries, parent, affiliates, successors or assigns (together the “Corporation”).

I further certify that I have complied with all the terms of the Corporation’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, algorithms, protocols, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Corporation or any of its employees, clients, consultants or licensees.

I further confirm and agree that for 24 months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Corporation’s employees or consultants to terminate their relationship with the Corporation, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Corporation, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Corporation to negatively influence any of the Corporation’s clients or customers from purchasing Corporation products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Corporation.

Date:	(Consultant’s Signature) (Type/Print Consultant’s Name)

EXHIBIT C

LIST OF COMPANIES
EXCLUDED UNDER SECTION 7(b)

___ No conflicts

___ Additional Sheets Attached

Signature of or for Consultant:

Print Name of Consultant:

Date: